Exhibit 99.1

Calavo Growers, Inc. Announces Third Quarter 2020 Financial Results

SANTA PAULA, Calif., September 8, 2020—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the third quarter ended July 31, 2020.

Third Quarter Highlights

●	Total revenue of $270.4 million, a 24.7% decrease year-over-year, reflecting 18.2% growth in avocado volume offset by lower avocado prices and lower sales in the Renaissance Food Group (“RFG”) and Foods segments.
●	Gross profit of $30.8 million, or 11.4% of revenue, compared to $35.8 million, or 10.0% of revenue, for the comparable period last year. The increase in gross profit margin was attributable to continued gross margin improvements in the RFG segment and Foods segment.
●	Net loss of $15.6 million, or $(0.89) per diluted share, primarily reflecting a $37.2 million non-cash loss on reserve for FreshRealm note receivable and impairment of investment.
●	Adjusted net income, excluding the loss on the reserve of FreshRealm note and investment, and other non-cash gains and losses and tax adjustments, was $12.9 million, or $0.73 per diluted share.
●	Adjusted EBITDA of $23.1 million, compared to $26.6 million for the same period last year and $14.4 million for the second quarter of 2020.
●	Maintained supply chain and business continuity during the third quarter despite the impact of the prolonged COVID-19 pandemic.

Subsequent Events

●	Today the Company also announced separately the following changes to its Board of Directors, effective January 3, 2021:
●	Farha Aslam will be appointed as independent Director and Member of the Audit Committee.
●	Board members Dorcas Thille, Director and Member of the Executive Committee, and Egidio “Gene” Carbone, Director and Chairman of the Audit and Finance Committee and Nominating and Governance Committee, have notified the Company that they will not stand for re-election at the Company’s 2021 annual meeting of shareholders.
●	The Company also published today its second annual sustainability report detailing its sustainability performance and initiatives, which can be found on the Sustainability page of its investor relations website.
●	On August 13, 2020, Calavo announced the following senior management promotions: Mark Lodge to Chief Operations Officer and Robert Wedin to Executive Vice President of Fresh Sales.

Calavo Growers, Inc.

Management Commentary

“We continued to execute with resilience and resolve in the face of a prolonged pandemic while prioritizing the health and safety of our team and customers. As a result, we maintained supply chain continuity across our 18 facilities in the U.S. and Mexico and provided uninterrupted service to our customers during these challenging times,” said James E. Gibson, CEO of Calavo Growers. “Our third quarter results were impacted by a combination of lower avocado prices, reflecting increased supply from Mexico and Peru, and lower demand in our RFG and Foods segments resulting from the second wave of COVID-19. While sales declined year-over-year, avocado volume increased 18%, signaling growth in consumer demand for avocados. Gross profit per carton for the third quarter was in-line with our historical averages.

“We continue to benefit from owning and operating our RFG manufacturing facilities. Gross margin improved on both a year-over-year and sequential basis, reflecting increased operating leverage from greater utilization of our facilities, especially in Georgia and the Pacific Northwest. Our Foods segment also delivered margin improvement versus the comparable period due to lower avocado costs, which helped offset weaker demand from foodservice and grocery retail outlets.

“Given the evolving and dynamic environment that we are operating in today, we remain focused on aspects of the business that we can control. To that end, I’d like to outline several near term priorities that we are actively working on to position the company to emerge from this period of uncertainty even stronger and more resilient,” said Gibson.

Near term priorities include:

●	One Company: Consolidate the organizational structure of the Fresh, RFG and Foods operations. The reorganization aims to streamline the business by consolidating sales functions under one umbrella to serve all customers and maximize cross-selling opportunities; eliminating the redundancies across three business segments; and establishing centralized leadership in finance and operations.
●	Financial Growth: Drive organic growth in each operating segment. For the Fresh segment, the Company is focused on controlling its inventory positions and leveraging its strong supply chain into the U.S. to optimize sell through and margin profile. For its international markets, the Company is working towards utilizing its Jalisco packinghouse in Mexico to drive incremental sales and margin in the region. For the RFG segment, the Company is increasing the utilization and efficiency of its owned facilities and expanding its product set of fresh and prepared food offerings in partnership with grocery retailers. For the Foods segment, the Company is integrating its avocado products portfolio into RFG’s supply chain, leveraging its national distribution infrastructure to further scale the business. In addition, the Company continues to invest in its portfolio of high-margin Calavo branded product lines and establish new channels to market in hospitality, convenience and international. As part of its overall growth plan, Calavo plans to leverage its strong balance sheet and financial flexibility to evaluate strategic acquisitions opportunistically.
●	Human Capital: Establish centralized leadership to support the Company and enhance talent identification and succession planning through continuous learning, employee development, training and career advancement.
●	Environmental, Social and Governance (“ESG”): Build a comprehensive ESG program that will advance sustainability initiatives, community involvement, investments in employee training and development, food safety and commitment to increasing Board independence and diversity while decreasing the size of the Board over time.
●	Transparency: Continue clear investor communications and increase active engagement with the investment community.

“Our near-term priorities reflect immediate opportunities to increase the operating leverage and synergies across our entire organization. It also embeds our commitment to shareholder alignment, our employees, communities and the environment. We believe these are the building blocks for value creation not only in the near-term but also for the long-term as it will provide a foundation for our plans to accelerate growth in the years ahead. I am excited about where we are headed as an organization and I look forward to updating you on our progress,” said Gibson.

Calavo Growers, Inc.

Third Quarter 2020 Consolidated Financial Review

Total revenue for the third quarter of 2020 was $270.4 million compared to $359.3 million for the third quarter of 2019, representing a 24.7% decrease. While avocado volumes were strong, increasing 18.2% over the prior year period, total revenue was impacted by lower average selling price of avocados in the Company’s Fresh segment, reflecting increased supply from Peru and Mexico and lower sales volumes in the RFG and Foods segments as a result of the previously announced closure of RFG’s Midwest co-packing partner in March 2020 and the prolonged COVID-19 pandemic.

Gross profit for the third quarter was $30.8 million, or 11.4% of revenue, compared to $35.8 million, or 10.0% of revenue, for the same period last year. The increase in gross profit margin was attributable to improvements in the RFG and Foods business segments.

Selling, general and administrative (SG&A) expense for the third quarter totaled $13.4 million, or 5.0% of revenue, compared to $14.3 million, or 4.0% of revenue, for the same period last year. The decrease in SG&A expense was primarily due to a decrease in the accrual for performance-based compensation and a reduction in headcount implemented at the end of the second quarter of 2020.

Net loss for the third quarter of 2020 was $15.6 million, or $(0.89) per diluted share, primarily reflecting a $37.2 million non-cash loss on reserve for the FreshRealm note receivable and impairment of investment. This compares with net income of $10.6 million, or $0.60 per diluted share, for the same period last year.

Adjusted net income, which excludes certain non-comparable items such as non-cash gains or losses from unconsolidated subsidiaries and non-GAAP tax adjustments, was $12.9 million, or $0.73 per diluted share, for the third quarter of 2020, compared to adjusted net income of $16.2 million, or $0.92 per diluted share, for the same period last year, and adjusted net income of $7.0 million, or $0.40 per diluted share, for the second quarter of 2020.

Adjusted EBITDA, which is a non-GAAP financial measure as described below and in an accompanying financial table in this release, was $23.1 million for the third quarter of 2020, compared to $26.6 million for the same period last year and $14.4 million for the second quarter of 2020.

Balance Sheet and Liquidity

Cash and cash equivalents totaled $3.6 million as of July 31, 2020. Total liquidity at quarter end was approximately $131.6 million, including cash, investments, and borrowings available under its line of credit.

The Company ended the quarter with $31.8 million of total debt, which included $24.6 million in short-term borrowings and $7.2 million of other long-term liabilities.

Loss on Reserve for FreshRealm Note Receivable and Impairment of Investment

During the third quarter of 2020, the Company recorded a loss on reserve for its FreshRealm note receivable of $34.2 million and $0.2 million in trade accounts receivable along with an impairment of its equity investment of $2.8 million, resulting in a total non-cash charge of $37.2 million. Please refer to footnote (b) of the Reconciliation of Adjusted Net Income and EPS table in this press release for additional information.

Third Quarter Business Segment Performance

Fresh

Third quarter 2020 sales in Calavo’s Fresh business segment decreased 21.9% to $162.1 million from $207.7 million in the same period last year. Avocado imports from Peru and Mexico combined with a strong harvest in California drove the average selling price of avocados down 37.0% from the same period last year. Lower selling prices were offset by increased sales volume, which improved 18.2% from the year ago period. Sales volume improved in May and early June as foodservice reopened and consumer buying patterns began to normalize at grocery retail outlets. However, growth was constrained from late June and onward from lower demand as reopening plans slowed due to the spike in COVID-19 cases and the reclosing of retail and foodservice businesses. Fresh segment gross profit for the third quarter

Calavo Growers, Inc.

of 2020 was $17.7 million, or 10.9% of segment sales, compared to $25.4 million, or 12.2% of segment sales, for the same period last year. The decline in gross profit was due to the decrease in the average selling price of avocados. The Company’s gross profit per carton of avocados for the third quarter of 2020 was in-line with historical averages, though it was down from last year’s third quarter when favorable conditions resulted in gross profit per carton to be well above historic levels.

Renaissance Food Group (RFG)

RFG business segment sales in the third quarter 2020 were $90.9 million, down 28.7% from $127.5 million in the same period last year. The decline in sales was principally due to the previously announced closure of the Company’s co-packing partner in the Midwest in March 2020. Sales were also impacted by lower consumer demand for certain of RFG’s short-shelf life prepared food items, particularly in the beginning of the third quarter as a result of COVID-19. These results were partially offset by increased sales in the Company’s newer production facilities in Georgia and the Pacific Northwest and in its line of longer-shelf life cut fruit. While sales declined for the quarter overall, volumes returned to pre-COVID levels in July and continued into August with the product mix weighted towards fresh cut fruit and vegetables as compared to grab-n-go prepared foods. Segment gross profit reached $8.1 million, or 8.9% of segment sales, compared to $7.5 million, or 5.9% of segment sales, in the same period last year and $2.7 million, or 2.9% of segment sales, in the second quarter of 2020. This improvement was primarily due to increased manufacturing margins from company-operated facilities, especially from the newer facilities in Georgia and the Pacific Northwest, which benefited from continued manufacturing efficiencies.

Foods

Sales in the Foods business segment totaled $19.0 million in the third quarter, down 26.5% from $25.8 million in the same period last year due to lower demand from foodservice customers following the spike in COVID-19 cases. In the months of July and continuing into August, however, demand rebounded from previous months. Segment gross profit rose to $5.0 million, or 26.3% of sales, compared to $2.8 million, or 10.9% of sales, in the same period last year, and $6.5 million, or 29.7% of sales, in the second quarter of 2020. The year-over-year increase in gross profit was primarily due to a decrease in avocado costs in addition to lower manufacturing costs related to facility process improvements that were completed last year.

Non-GAAP Financial Measures

This press release includes adjusted financial metrics, such as EBITDA, adjusted EBITDA, adjusted net income and adjusted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call and Webcast

Calavo will host a conference call on Tuesday, September 8, 2020 at 5:00 pm ET/2:00 pm PT to discuss its financial results for the third quarter ended July 31, 2020. The conference call may be accessed by dialing 877-407-3982 (Domestic) or 201-493-6780 (International) with conference ID: 13708329. A live audio webcast of the call will also be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Calavo Growers, Inc.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows and currency exchange rates; the impact of COVID-19 on our business, results of operations and financial condition; the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from, loans to and/or equity investments in unconsolidated entities, including FreshRealm; system security risk and cyber-attacks and any statements of assumptions underlying any of the foregoing.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of COVID-19 on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products in light of COVID-19, increased costs that we must incur as a result of COVID-19, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; the impact of macroeconomic trends and events; the competitive pressures faced by Calavo’s business; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with acquisitions of other businesses; our ability to hire and retain key employees; the resolution of pending investigations, legal claims and tax disputes; the risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from, loans to and/or equity investments in unconsolidated entities, including FreshRealm; and potential cyber-attacks on our information technology systems or on the information technology systems of our suppliers or customers.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

310-622-8231

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31,	October 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,573	$7,973
Accounts receivable, net of allowances of $3,706 (2020) and $3,366 (2019)	69,724	63,423
Inventories, net	43,944	36,889
Prepaid expenses and other current assets	10,365	9,027
Advances to suppliers	3,265	7,338
Income taxes receivable	7,543	2,865
Total current assets	138,414	127,515
Property, plant, and equipment, net	130,923	132,098
Operating lease right-of-use assets	61,875	—
Investment in Limoneira Company	22,610	31,734
Investment in unconsolidated entities	5,800	10,722
Deferred income taxes	8,081	3,447
Goodwill	28,469	18,262
Notes receivable from FreshRealm	—	35,241
Other assets	41,093	31,341
	$437,265	$390,360
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$18,490	$13,463
Trade accounts payable	10,640	17,421
Accrued expenses	37,010	39,629
Short-term borrowings	24,600	—
Dividend payable	—	19,354
Current portion of operating leases	6,399	—
Current portion of long-term obligations and finance leases	1,275	762
Total current liabilities	98,414	90,629
Long-term liabilities:
Long-term operating leases, less current portion	59,899	—
Long-term obligations and finance leases, less current portion	5,903	5,412
Deferred rent	—	3,681
Other long-term liabilities	3,519	4,769
Total long-term liabilities	69,321	13,862
Commitments and contingencies
Total shareholders’ equity	269,530	285,869
	$437,265	$390,360

Note: Beginning on November 1, 2019 we adopted ASU 842, Leases. Under this new standard both finance leases and operating leases result in the lessee recognizing a right of use asset and a corresponding lease liability on the balance sheet. Previously, operating leases were expensed through the income statement and did not require recognition of a right-of-use asset or corresponding liability on the balance sheet.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2020	2019	2020	2019

Net sales	$270,425	$359,332	$824,941	$903,601
Cost of sales	239,590	323,557	756,223	800,152
Gross profit	30,835	35,775	68,718	103,449
Selling, general and administrative	13,424	14,295	44,226	44,228
Gain on sale of Temecula packinghouse	54	75	162	2,002
Operating income	17,465	21,555	24,654	61,223
Interest expense	(203)	(228)	(732)	(847)
Other income, net	628	936	2,250	2,332
Loss on reserve for FreshRealm note receivable and impairment of investment	(37,192)	—	(37,192)	—
Unrealized and realized net gain (loss) on Limoneira shares	218	(5,116)	(9,125)	(8,262)
Income (loss) before benefit (provision) for income taxes and loss from unconsolidated entities	(19,084)	17,147	(20,145)	54,446
Income taxes benefit (provision)	4,682	(3,987)	6,540	(11,093)
Net loss from unconsolidated entities	(1,170)	(2,510)	(6,375)	(11,944)
Net income (loss)	(15,572)	10,650	(19,980)	31,409
Less: Net loss (income) attributable to noncontrolling interest	(64)	(47)	128	26
Net income (loss) attributable to Calavo Growers, Inc.	$(15,636)	$10,603	$(19,852)	$31,435

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.89)	$0.61	$(1.13)	$1.79
Diluted	$(0.89)	$0.60	$(1.13)	$1.79

Number of shares used in per share computation:
Basic	17,586	17,525	17,558	17,517
Diluted	17,586	17,605	17,558	17,589

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Calavo		Interco.
	products	Foods	RFG	Elimins.	Total

Three months ended July 31, 2020
Net sales	$162,139	$18,967	$90,923	$(1,604)	$270,425
Cost of sales	144,405	13,921	82,868	(1,604)	239,590
Gross profit	$17,734	$5,046	$8,055	$—	$30,835

Three months ended July 31, 2019
Net sales	$207,730	$25,796	$127,511	$(1,705)	$359,332
Cost of sales	182,346	22,952	119,964	(1,705)	323,557
Gross profit	$25,384	$2,844	$7,547	$—	$35,775

Nine months ended July 31, 2020
Net sales	$466,197	$57,304	$305,386	$(3,946)	$824,941
Cost of sales	427,476	40,973	291,720	(3,946)	756,223
Gross profit	$38,721	$16,331	$13,666	$—	$68,718

Nine months ended July 31, 2019
Net sales	$476,586	$70,911	$360,564	$(4,460)	$903,601
Cost of sales	402,521	54,775	347,316	(4,460)	800,152
Gross profit	$74,065	$16,136	$13,248	$—	$103,449

For the three months ended July 31, 2020 and 2019, intercompany sales and cost of sales of $0.4 million and $0.5 million between Fresh products and RFG were eliminated. For the nine months ended July 31, 2020 and 2019, intercompany sales and cost of sales of $1.1 million and $1.4 million between Fresh products and RFG were eliminated. For the three months ended July 31, 2020 and 2019, intercompany sales and cost of sales of $1.2 million and $1.0 million between Calavo Foods and RFG were eliminated. For the nine months ended July 31, 2020 and 2019, intercompany sales and cost of sales of $2.8 million and $2.7 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2020	2019	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$(15,636)	$10,603	$(19,852)	$31,435
Non-GAAP adjustments:
Non-cash net losses recognized from unconsolidated entities (a)	1,170	2,510	6,375	11,944
Loss on reserve for FreshRealm note receivable and impairment of investment (b)	37,192	—	37,192	—
Gain on sale-Temecula packinghouse, net sales commission (c)	—	—	—	(1,572)
Management transition expenses (d)	—	—	1,119	—
Acquisition costs - SFFI, Inc. (e)	—	—	510	—
Net loss (gain) on Limoneira shares (f)	(218)	5,116	9,125	8,262
Tax impact of adjustments (g)	(9,596)	(2,059)	(13,762)	(4,863)
Adjusted net income attributed to Calavo Growers, Inc.	$12,912	$16,170	$20,707	$45,206

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.89)	$0.60	$(1.13)	$1.79
Adjusted Diluted EPS	$0.73	$0.92	$1.18	$2.57

Number of shares used in per share computation:
Diluted	17,586	17,605	17,558	17,589

(a)	For the three months ended July 31, 2020 and 2019, FreshRealm incurred losses totaling $4.9 million and $6.2 million, of which we recorded $1.8 million and $2.0 million of non-cash losses during our third fiscal quarter of 2020 and 2019. For the nine months ended July 31, 2020 and 2019, FreshRealm incurred losses totaling $19.3 million and $25.0 million, of which we recorded $7.2 million and $12.0 million of non-cash losses during the nine months ended July 31, 2020 and 2019. For the three months ended July 31, 2020 and 2019, we incurred income from Agricola Don Memo totaling $0.6 million and losses of $0.5 million, respectively. For the nine months ended July 31, 2020 and 2019, we incurred income from Agricola Don Memo totaling $0.9 million and $0.1 million. Certain details regarding FreshRealm will be included in Calavo’s annual report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission.
(b)	During the third quarter of fiscal 2020, the results of operations of FreshRealm have deteriorated significantly from our expectations three months ago, with declining sales and continuing losses. FreshRealm will likely require additional capital in order to continue as a going concern. We do not plan to invest or loan any additional capital to FreshRealm. Therefore, we have recorded an impairment of 100% of our equity investment of $2.8 million, and we have recorded a reserve for collectability of 100% of our note receivable of 34.2 million (which includes accrued interest of $4.1 million), and $0.2 million in trade accounts receivable as of July 31, 2020, which resulted in a loss of $37.2 million.
(c)	During the second quarter of fiscal 2019, we sold our Temecula, Calif., packinghouse for $7.1 million in cash and, concurrently, leased back a portion of the facility representing approximately one-third of the total square footage. This generated a gain of $6.4 million. Since our leaseback of the building is classified as a capital lease and covers substantially all of the leased property, the gain recognized currently is the amount of the gain in excess of the recorded amount of the leased asset. As a result, we recognized a gain of approximately $1.6 million ($1.9 million, net of transaction costs (primarily sales commissions) totaling $0.3 million) in the second quarter of fiscal 2019 and recorded a deferred gain of $4.5 million, which will be recognized over the life of the lease (i.e. straight-line over 15 years).
(d)	Nine months ended July 31, 2020 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.

Calavo Growers, Inc.

(e)	In fiscal 2020, we incurred expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit (SFFI). SFFI is a processor and supplier of a broad line of fresh-cut fruit, principally serving the foodservice and hospitality markets. The acquisition was closed on February 14, 2020.
(f)	In the third quarter of 2020, we recorded $0.2 million in unrealized gains related to mark-to-market adjustments in the fair value of our investment in Limoneira (LMNR) common stock. In the third quarter of 2019, we recorded $5.1 million in unrealized losses related to these mark-to-market adjustments. For the nine months ended July 31, 2020 and 2019, we recorded $9.1 million and $8.3 million in unrealized losses related to these mark-to-market adjustments.
(g)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted for any one-time discreet items.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands)

	Three months ended		Nine months ended
	July 31,		July 31,
	2020	2019	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$(15,636)	$10,603	$(19,852)	$31,435
Interest Expense	203	228	732	847
Income taxes (benefit) provision	(4,682)	3,987	(6,540)	11,093
Depreciation & Amortization	4,204	3,312	11,850	9,520
Stock-Based Compensation (d)	852	884	3,569	2,708
EBITDA	$(15,059)	$19,014	$(10,241)	$55,603

Adjustments:
Non-cash net losses recognized from unconsolidated entities (a)	1,170	2,510	6,375	11,944
Loss on reserve for FreshRealm note receivable and impairment of investment (b)	37,192	—	37,192	—
Net loss (gain) on Limoneira shares (f)	(218)	5,116	9,125	8,262
Gain on sale-Temecula packinghouse, net of sales commission (c)	—	—	—	(1,572)
Acquisition costs - SFFI, Inc. (e)	—	—	510	—
Adjusted EBITDA	$23,085	$26,640	$42,961	$74,237

See prior page for footnote references